Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse® The Capital Grille® Bahama Breeze® Seasons 52® www.darden.com

NEWS/INFORMATION Corporate Relations P.O. Box 593330 Orlando, FL 32859

Contacts:
	(Analysts)	Matthew Stroud	(407) 245-6458
FOR RELEASE	(Media)	Rich Jeffers	(407) 245-4189
September 29, 2009 4:30 PM ET

DARDEN RESTAURANTS REPORTS 16% INCREASE IN

FIRST QUARTER DILUTED NET EARNINGS PER SHARE;

ANNOUNCES QUARTERLY DIVIDEND OF 25 CENTS PER SHARE

ORLANDO, FL, Sept. 29 – Darden Restaurants, Inc. (NYSE: DRI) today reported sales and diluted net earnings per share for the fiscal first quarter ended August 30, 2009. In the first quarter, diluted net earnings per share from continuing operations increased 16% to 67 cents, versus 58 cents in the prior year.

First quarter sales from continuing operations were $1.73 billion, compared to $1.77 billion in the prior year, a 2.3% decrease. Blended same-restaurant sales for Olive Garden, Red Lobster and LongHorn Steakhouse were down 5.3% this quarter, which compares to an estimated decline of 7.8% for the Knapp-Track™ benchmark of U.S. same-restaurant sales, excluding Darden.

“We are pleased to report solid earnings growth for the quarter in such a difficult macro-economic environment,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “Despite the challenges, our brands once again posted meaningfully stronger sales results than our industry as measured by the Knapp-Track™ benchmark.”

“Our competitively strong sales are the result of outstanding Marketing and Restaurant Operations teams across the Company,” continued Otis. “We also have very talented Restaurant Support teams whose collective expertise reflects scale and resources that are unmatched in the full-service restaurant industry. While we benefitted this quarter from favorable food and energy costs, our earnings growth in the face of a challenging sales environment is also a tribute to the increasingly efficient Restaurant Support platform these leaders have created. As a result of our Marketing, Restaurant Operations and Restaurant Support strengths, we look forward to emerging from the current challenging environment as a company that’s even better positioned competitively.”

Highlights for the quarter ended August 30, 2009 include the following:

•

Net earnings from continuing operations for the first quarter were $95.0 million, or 67 cents per diluted share on sales of $1.73 billion. Last year, net earnings from continuing operations were $82.4 million, or 58 cents per diluted share, on sales of $1.77 billion.

•	Total first quarter sales from continuing operations of $1.73 billion represent a 2.3% decrease over the prior year.

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•

In the first quarter, U.S. same-restaurant sales decreased 2.9% at Olive Garden, 7.9% at Red Lobster and 6.2% LongHorn Steakhouse. These results compare to an estimated decrease of 7.8% in the Knapp-Track™ benchmark of U.S. same-restaurant sales, excluding Darden.

•	The Company’s Board of Directors declared a quarterly dividend of 25 cents per share.

Operating Highlights

OLIVE GARDEN’S first quarter sales of $821 million were 1.2% above prior year, driven by revenue from 33 net new restaurants, partially offset by a U.S. same-restaurant sales decline of 2.9%. For the quarter, on a percentage of sales basis, the concept’s lower food and beverage expenses, restaurant expenses and selling, general and administrative expenses were partially offset by the company’s increased restaurant labor expenses and depreciation expenses, and the net result was an increase in absolute operating profit for the quarter.

RED LOBSTER’S first quarter sales of $605 million were 6.3% below prior year, driven by a U.S. same-restaurant sales decrease of 7.9%, partially offset by revenue from 11 net new restaurants. For the quarter, on a percentage of sales basis, lower food and beverage expenses and restaurant expenses were partially offset by the concept’s increased restaurant labor expenses and selling, general and administrative expenses and depreciation expenses. Absolute operating profit declined modestly for the quarter.

LONGHORN STEAKHOUSE’S first quarter sales of $211 million were 2.0% below the prior year, driven by a same-restaurant sales decrease of 6.2%, partially offset by revenue from 14 net new restaurants. For the quarter, on a percentage of sales basis, the concept’s decreased food and beverage expenses, restaurant expenses and selling, general and administrative expenses were partially offset by increased restaurant labor expenses and depreciation expenses, resulting in an increase in absolute operating profit for the quarter.

THE CAPITAL GRILLE’S first quarter sales of $50 million were 8.4% below the prior year results, driven by a same-restaurant sales decrease of 18.0% and partially offset by the addition of five net new restaurants.

BAHAMA BREEZE’S first quarter sales of $35 million were 1.5% below prior year, driven by a same-restaurant sales decrease of 6.3%, partially offset by the addition of one net new restaurant.

Other Actions

Darden’s Board of Directors declared a quarterly cash dividend of 25 cents per share on the Company’s outstanding common stock. The dividend is payable on November 2, 2009 to shareholders of record at the close of business on October 9, 2009.

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Fiscal June, July and August 2009 U.S. Same-Restaurant Sales Results

Darden reported that U.S. same-restaurant sales for the fiscal months of June, July and August were as follows:

Olive Garden	June *	July *	August
Same-Restaurant Sales	-4% to -5%	-1% to -2%	-2% to -3%
Same-Restaurant Traffic	-6%	-3% to -4%	-3% to -4%
Pricing	3%	3%	3%
Menu-mix	-1% to -2%	-1%	-2% to -3%

Red Lobster	June *	July *	August
Same-Restaurant Sales	-11%	-6%	-6%
Same-Restaurant Traffic	-13%	-8% to -9%	-7%
Pricing	2% to 3%	2% to 3%	1% to 2%
Menu-mix	0% to -1%	Flat	-1%

LongHorn Steakhouse	June *	July *	August
Same-Restaurant Sales	-6%	-4% to -5%	-8% to -9%
Same-Restaurant Traffic	-7% to -8%	-6%	-10%
Pricing	3%	2% to 3%	2%
Menu-mix	-1%	-1%	0% to -1%

*	Fiscal June sales results were adversely affected by an estimated 150 to 200 basis points (and fiscal July was positively affected by approximately the same amount) because the July Fourth holiday week was in fiscal June this year versus fiscal July last year.

Fiscal 2010 Outlook

Darden affirmed that it continues to anticipate reported diluted net earnings per share growth from continuing operations of approximately -2% to +8% in fiscal 2010. This compares to reported diluted net earnings per share from continuing operations of $2.65 in fiscal 2009. The Company reported that its earnings expectations for the fiscal year are based on (1) blended U.S. same-restaurant sales for Red Lobster, Olive Garden and LongHorn Steakhouse of approximately -3% to flat in fiscal 2010, a range that is one percentage point lower on the bottom end than the range the Company provided at the start of the fiscal year; (2) the opening of approximately 50 to 55 net new restaurants in fiscal 2010, an expansion pace which remains consistent with that disclosed at the beginning of the year; (3) total sales growth of between -2% and +1% in fiscal 2010, which compares to reported sales from continuing operations of $7.22 billion in fiscal 2009; and (4) lower net cost inflation than anticipated at the start of the year.

“Macro-economic conditions and full-service restaurant industry sales levels in our fiscal first quarter were softer than we anticipated,” said Brad Richmond, the Company’s Chief Financial Officer. “As a result, we are reducing the lower end of the range of our blended same-restaurant sales we expect this fiscal year. At the same time, food costs were also lower in the first quarter than initially expected, and are likely to remain more muted for the balance of the year than we previously anticipated. And, we are finding additional cost management opportunities as well. The net result is that our fiscal year earnings per share outlook remains unchanged. Given industry sales trends, however, at this time the lower half of the diluted net earnings per share range we’ve provided is more likely than the upper half of the range.”

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Fiscal 2009 and Fiscal 2010 Estimated Diluted Net Earnings Per Share From Continuing Operations

Diluted Net Earnings Per Share	Fiscal 2009	Fiscal 2010 Estimated
52-Week Basis	$2.59	$2.59 to $2.85
Impact of 53rd Week	$0.06	N.A.
53-Week Basis (GAAP)	$2.65	N.A.

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with over $7.2 billion in annual sales and approximately 180,000 employees. Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands – Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52 – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, supply interruptions, labor and insurance costs, the loss of or difficulties in recruiting key personnel, information technology failures, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, health concerns, including virus outbreaks, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with Darden’s plans to expand Darden’s newer concepts Bahama Breeze and Seasons 52, our ability to achieve the full anticipated benefits of the RARE acquisition, possible impairment in the carrying value of our goodwill, or other intangible assets, risks associated with incurring substantial additional debt, a failure of our internal controls over financial reporting, disruptions in the financial markets, volatility in the market value of our derivatives and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

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DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

8/30/09		8/24/08
661	Red Lobster USA	650
29	Red Lobster Canada	29

690	Total Red Lobster	679

689	Olive Garden USA	656
6	Olive Garden Canada	6

695	Total Olive Garden	662

322	LongHorn Steakhouse	308

38	The Capital Grille	33

24	Bahama Breeze	23

8	Seasons 52	7

1	Other	2

1,778	Total Restaurants	1,714

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DARDEN RESTAURANTS, INC.

FIRST QUARTER FY 2010 FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	13 Weeks Ended
	8/30/2009	8/24/2008
Sales	$1,734.0	$1,774.2

Earnings from continuing operations	$95.0	$82.4
Losses from discontinued operations	($0.7)	($0.3)
Net earnings	$94.3	$82.1

Basic net earnings per share:
Earnings from continuing operations	$0.68	$0.59
Losses from discontinued operations	—	—
Net earnings	$0.68	$0.59

Diluted net earnings per share:
Earnings from continuing operations	$0.67	$0.58
Losses from discontinued operations	—	—
Net earnings	$0.67	$0.58

Average number of common shares outstanding:
Basic	138.7	139.0
Diluted	141.3	142.8

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DARDEN RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In millions, except per share data)

(Unaudited)

	13 Weeks Ended
	8/30/2009	8/24/2008

Sales	$1,734.0	$1,774.2
Costs and expenses:
Cost of sales:
Food and beverage	500.3	546.8
Restaurant labor	568.0	558.3
Restaurant expenses	267.4	288.0

Total cost of sales (1)	$1,335.7	$1,393.1
Selling, general and administrative	171.4	170.5
Depreciation and amortization	72.9	68.8
Interest, net	23.7	27.4

Total costs and expenses	$1,603.7	$1,659.8
Earnings before income taxes	130.3	114.4
Income taxes	(35.3)	(32.0)

Earnings from continuing operations	$95.0	$82.4
Losses from discontinued operations, net of tax expense of $0.4 and $0.2, respectively	(0.7)	(0.3)

Net earnings	$94.3	$82.1

Basic net earnings per share:
Earnings from continuing operations	$0.68	$0.59
Losses from discontinued operations	—	—
Net earnings	$0.68	$0.59

Diluted net earnings per share:
Earnings from continuing operations	$0.67	$0.58
Losses from discontinued operations	—	—
Net earnings	$0.67	$0.58

Average number of common shares outstanding:
Basic	138.7	139.0
Diluted	141.3	142.8
(1) Excludes restaurant depreciation and amortization as follows:	$69.5	$64.4

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DARDEN RESTAURANTS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	8/30/2009	5/31/2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$79.4	$62.9
Receivables, net	42.5	37.1
Inventories	230.5	247.0
Prepaid income taxes	22.0	53.2
Prepaid expenses and other current assets	53.8	44.2
Deferred income taxes	108.3	110.4

Total current assets	$536.5	$554.8
Land, buildings and equipment, net	3,319.0	3,306.7
Goodwill	518.5	518.7
Trademark	454.0	454.4
Other assets	194.8	190.6

Total assets	$5,022.8	$5,025.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$232.2	$237.0
Short-term debt	113.2	150.0
Accrued payroll	116.7	138.3
Other accrued taxes	63.1	60.2
Unearned revenues	115.7	138.3
Current portion long-term debt	149.8	—
Other current liabilities	383.4	372.3

Total current liabilities	$1,174.1	$1,096.1
Long-term debt, less current portion	1,483.9	1,632.3
Deferred income taxes	295.6	297.0
Deferred rent	158.2	154.6
Obligations under capital leases, net of current installments	58.6	58.9
Other liabilities	175.6	180.3

Total liabilities	$3,346.0	$3,419.2

Stockholders’ equity:
Common stock and surplus	$2,194.8	$2,183.1
Retained earnings	2,417.0	2,357.4
Treasury stock	(2,865.5)	(2,864.2)
Accumulated other comprehensive income (loss)	(56.8)	(57.2)
Unearned compensation	(12.7)	(13.0)
Officer notes receivable	—	(0.1)

Total stockholders’ equity	$1,676.8	$1,606.0

Total liabilities and stockholders’ equity	$5,022.8	$5,025.2

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